For Immediate Release

Contacts:
Community Central Bank Corp. – Ray Colonius - P:586 783-4500

COMMUNITY CENTRAL BANK CORPORATION ANNOUNCES
INTENT TO TRANSFER TO NASDAQ CAPITAL MARKET

MOUNT CLEMENS, Mich., September 18, 2009 -- Community Central Bank Corporation (the "Company") announced today that it intends to file an application to transfer its securities from the Nasdaq Global Market to the Nasdaq Capital Market.

David A. Widlak, President and Chief Executive Officer of Community Central Bank Corporation, stated: "With the current economic situation in Michigan and throughout the country, it is difficult to maintain the market capitalization requirements of the Nasdaq Global Market. With approximately 38% of our stock owned by management and directors, our stock is not as actively traded as certain other smaller public companies. This action is intended to provide our stockholders with the benefits of continued listing on the Nasdaq system while saving the company money."

On September 15, 2009, the Company received notification from The NASDAQ Stock Market of non-compliance with the continued listing standards of The Nasdaq Global Market. For the last 30 consecutive trading days, the Company's common stock has not maintained a minimum market value of publicly held shares ("MVPHS") of $5,000,000 as required for continued inclusion on the Nasdaq Global Market.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area and Northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control, including the potential that (1) the Company may not achieve compliance with the Nasdaq MVPHS requirement for continued listing on the Nasdaq Global Market, (2) the Company may be considered below criteria with respect to other NASDAQ continued listing standards, and (3) that a transfer to the Nasdaq Capital Market, if requested, may not be approved. Future events and actual results may differ materially from those set forth herein, contemplated by, or underlying these forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; changes, in the bid price or the market value of publicly held shares of Company common stock, and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.